EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 73 to Registration Statement No. 2-96738 on Form N-1A of our reports, each dated December 16, 2019, relating to the consolidated financial statements and consolidated financial highlights of MFS Commodity Strategy Fund and the financial statements and financial highlights of MFS Global Alternative Strategy Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust XV for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” or “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix M — “Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2020